CONFIRMING  STATEMENT

 This statement confirms that the undersigned, S. Miller Williams, has authorized and designated each of Warren L. Williams, Dennis G. Berryhill, and Kathy E.
Alexander, signing singly, to execute and file on the undersigned's behalf all Forms 3, 4 and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Willbros Group, Inc. (the "Company").  The authority of Warren L. Williams, Dennis G. Berryhill, and Kathy E. Alexander under this
Statement shall continue until the undersigned is no longer required to file Forms 3, 4 and 5 with regard to the undersigned's ownership of or transactions in securities of the
Company, unless earlier revoked in writing.  The undersigned acknowledges that
Warren L. Williams, Dennis G. Berryhill, and Kathy E. Alexander are not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities
Exchange Act of 1934, as amended.

Date:  May 20, 2004    /s/  S. Miller Williams
   S. Miller Williams